As filed with the Securities and Exchange Commission on August 2, 2023
Registration No. 333-269895
Registration No. 333-262789
Registration No. 333-253305
Registration No. 333-236569
Registration No. 333-229733
Registration No. 333-223087
Registration No. 333-216156

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Q2 HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	20-2706637
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10355 Pecan Park Boulevard Austin, Texas	78729
(Address of Principal Executive Offices)	(Zip Code)

Q2 Holdings, Inc. 2014 Equity Incentive Plan
Q2 Holdings, Inc. 2014 Employee Stock Purchase Plan
Q2 Holdings, Inc. 2023 Equity Incentive Plan
(Full title of the plans)

Matthew P. Flake
Chief Executive Officer
10355 Pecan Park Boulevard
Austin, Texas 78729
(Name and address of agent for service)

(833) 444-3469
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐
EXPLANATORY NOTE

This Post-Effective Amendment (this “Post-Effective Amendment”) relates to the Registration Statements on Form S-8 filed by Q2 Holdings, Inc., a Delaware corporation (the “Registrant”) to register shares of its Common Stock, par value $0.0001 per share (the “Common Stock”), issuable to eligible employees, consultants, and directors of the Registrant and its affiliates under the Registrant’s 2014 Equity Incentive Plan (the “2014 Plan”) on February 22, 2017 (File No. 333-216156), February 16, 2018 (File No. 333-223087), February 19, 2019 (File No. 333-229733), February 21, 2020 (File No. 333-236569), February 19, 2021 (File No. 333-253305), February 16, 2022 (File No. 333-262789), and February 21, 2023 (File No. 333-269895) (collectively, the “Prior Registration Statements”).

Effective June 1, 2023 (the “2023 Plan Effective Date”), the Registrant’s stockholders approved the Q2 Holdings, Inc. 2023 Equity Incentive Plan (the “2023 Plan”), and in connection therewith, no further awards will be made under the 2014 Plan as of and following the Effective Date. Pursuant to the terms of the 2023 Plan, the maximum number of shares that may be issued under the 2023 Plan will not exceed 14,045,352 shares, which is the sum of: (a) 7,605,541 shares, which is the number of shares available for grants of new awards under the 2014 Plan as of the 2023 Plan Effective Date, plus (b) shares subject to share awards granted under the 2014 Plan that are outstanding on the 2023 Plan Effective Date, and that: (i) are not issued because such share award or any portion thereof expires or otherwise terminates without all of the shares covered by such share award having been issued; (ii) are not issued because such award or any portion thereof is settled in cash; (iii) are forfeited back to or repurchased by the Registrant because of the failure to meet a contingency or condition required for the vesting of such shares; (iv) are withheld by the Registrant in satisfaction of payment of the purchase or exercise price, or (v) are withheld by the Registrant in satisfaction of tax withholding obligations. if any, as such shares become available from time to time, and such shares may consist of authorized but reissued or reacquired shares of Common Stock or any combination thereof obligations related to such award (collectively, the “Rollover Shares”).

Accordingly, the Registrant is filing this Post-Effective Amendment pursuant to Item 512(a)(1)(iii) of Regulation S-K and Securities Act Forms Compliance and Disclosure Interpretation 126.43 to amend the Prior Registration Statements to register the offer of the Rollover Shares under the 2023 Plan (as such shares would no longer be issuable under the 2014 Plan as of the Effective Date). The Registrant incorporates the contents of the Prior Registration Statements herein by reference.

For the avoidance of doubt, the Registrant is not registering any additional shares of Common Stock on this Post-Effective Amendment, including any shares of Common Stock that were not previously approved by the Registrant’s stockholders as of the Effective Date.

PART I
The information specified in Items 1 and 2 of Part I of the Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of the Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the 2023 Plan covered by this Post-Effective Amendment as required by Rule 428(b)(1).
PART II
Information Required in the Registration Statement
Item 3. Incorporation of documents by reference
The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:
a.The Registrant's Annual Report on Form 10-K for its fiscal year ended December 31, 2022 filed with the Commission on February 21, 2023 pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended (the "1934 Act");

b.All other reports filed with the Commission pursuant to Sections 13(a) or 15(d) of the 1934 Act since the end of the fiscal year covered by the Registrant's Annual Report referred to in (a) above; and
c.The description of the Registrant's common stock, par value $0.0001, contained in the Registrant's Registration Statement on Form 8-A (File No. 001-36350) filed with the Commission on March 12, 2014 pursuant to Section 12(b) of the 1934 Act, including any amendment or report filed for the purpose of updating such description.
All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Registration Statement (except for any portions of the Registrant's Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof and any corresponding exhibits thereto not filed with the Commission) and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities
Not applicable.
Item 5. Interests of Named Counsel and Experts
Not applicable.
Item 6. Indemnification of Directors and Officers
Section 102(b)(7) of the Delaware General Corporate Law (the “DGCL”) allows a corporation to provide in its certificate of incorporation that a director of the corporation will not be personally liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, except where the director breached the duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the DGCL (“Section 145”) provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made, party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner they reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that their conduct was illegal. A Delaware corporation may indemnify any persons who are, were or are a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner they reasonably believed to be in or not opposed to the corporation’s best interests, provided that no indemnification is permitted without judicial approval if the officer, director, employee or agent is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify them against the expenses which such officer or director has actually and reasonably incurred.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against them and incurred by them in any such capacity, or arising out of their status as such, whether or not the corporation would otherwise have the power to indemnify them under Section 145.

The Registrant’s amended and restated certificate of incorporation includes a provision that eliminates the personal liability of directors for monetary damages for breach of fiduciary duty as a director to the fullest extent permitted by Delaware law.

In addition, the Registrant’s amended and restated certificate of incorporation and bylaws provide that it will indemnify its directors and officers to the fullest extent permitted by law. The Registrant also is expressly required to advance certain expenses to its directors and officers and is permitted to carry directors’ and officers’ insurance providing indemnification for its directors and officers for certain liabilities.

The Registrant has entered into separate indemnification agreements with each of its directors and executive officers. Each indemnification agreement provides, among other things, for indemnification to the fullest extent permitted by law and the Registrant’s amended and restated certificate of incorporation and bylaws against (i) any and all expenses and liabilities, including judgments, fines, penalties, interest and amounts paid in settlement of any claim with our approval and counsel fees and disbursements, (ii) any liability pursuant to a loan guarantee, or otherwise, for any of its indebtedness and (iii) any liabilities incurred as a result of acting on behalf of the Registrant (as a fiduciary or otherwise) in connection with an employee benefit plan. The indemnification agreements will provide for the advancement or payment of expenses to the indemnitee and for reimbursement to the Registrant if it is found that such indemnitee is not entitled to such indemnification under applicable law and the Registrant’s amended and restated certificate of incorporation and bylaws.

The indemnification provisions and the indemnification agreements entered into between the Registrant and its officers and directors may be sufficiently broad to permit indemnification of the Registrant’s officers and directors for liabilities arising under the Securities Act.
Item 7. Exemptions from Registration Claimed
Not applicable.
Item 8. Exhibits

Number	Exhibit

4.1	Fifth Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of the Registrant's Form 8-K filed June 12, 2019).

4.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 of the Registrant's Form 8-K filed June 12, 2019).

4.3
2014 Equity Incentive Plan and forms of agreement thereunder (incorporated by reference to Exhibit 10.9 of the Registrant's Form S-1 Registration Statement (Registration No. 333-193911), declared effective by the Securities and Exchange Commission on March 19, 2014).

4.4	Forms of Restricted Stock Units Agreements under the Registrant's 2014 Equity Incentive Plan (incorporated by reference to Exhibit 10.2 of the Registrant's Form 10-Q filed November 10, 2014)

4.5	Form of Stock Option Agreement and Restricted Stock Unit Agreement for Remote Executive Officers under Registrant's 2014 Equity Incentive Plan (incorporated by reference to Exhibit 10.3 of the Registrant's Form 10-Q filed November 6, 2015)

4.6	Form of Market Stock Units Agreement under the Registrant's 2014 Equity Incentive Plan (incorporated by reference to Exhibit 10.4 of the Registrant's Form 10-Q filed May 3, 2018)

4.7	Indenture, dated February 26, 2018, between the Registrant and Wilmington Trust, National Association, as trustee (incorporated by reference to Exhibit 4.1 of the Registrant's Form 8-K filed February 26, 2018).

4.8	Form of Global Note, dated February 26, 2018, between the Registrant and Wilmington Trust, National Association, as trustee (incorporated by reference to Exhibit 4.2 of the Registrant's Form 8-K filed February 26, 2018).

4.9	Indenture, dated June 10, 2019 between the Registrant and Wilmington Trust, National Association, as trustee (incorporated by reference to Exhibit 4.1 of the Registrant's Form 8-K filed June 11, 2019).

4.10
Form of Global Note, dated June 10, 2019, between the Registrant and Wilmington Trust, National Association, as trustee (incorporated by reference to Exhibit 4.2 of the Registrant's Form 8-K filed June 11, 2019).

4.11
Indenture, dated November 18, 2020, between the Registrant and Wilmington Trust National Association, as trustee (incorporate by reference to Exhibit 4.1 of the Registrant's Form 8-K filed November 20, 2020).

4.12
Form of Global Note, dated November 18, 2020, between Registrant and Wilmington Trust National Association, as trustee (incorporate by reference to Exhibit 4.2 of the Registrant's Form 8-K filed November 20, 2020).

4.13	Form of Market Stock Units Agreement under the Registrant's 2014 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 of the Registrant's Form 10-Q filed May 6, 2021)

4.14	2014 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.10 of the Registrant’s Form S-1 Registration Statement (Registration No. 333-193911), declared effective by the Securities and Exchange Commission on March 19, 2014).

4.15	Form of Performance Stock Units Agreement under the Registrant's 2014 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 of the Registrant's Form 8-K filed March 8, 2023)

4.16	2023 Equity Incentive Plan (incorporated by reference to Exhibit 10.10 of the Registrant's Form 8-K filed June 6, 2023).

4.17	Form of award agreements under 2023 Equity Incentive Plan (incorporated by reference to Exhibit 10.2 of the Registrant's Form 10-Q filed August 2, 2023)

5.1*	Opinion and consent of DLA Piper LLP (US).

23.1*	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of DLA Piper LLP (US) (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page to this Registration Statement).
    * Filed herewith
Item 9. Undertakings
(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the 1934 Act that are incorporated by reference herein.
(2) That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the 1934 Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the 1934 Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 9 above, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the 1934 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin, State of Texas on this 2nd day of August, 2023.

Q2 HOLDINGS, INC.

By:	/s/ Matthew P. Flake

Matthew P. Flake
Chief Executive Officer

SIGNATURES AND POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS:

That the undersigned officers and directors of Q2 Holdings, Inc., a Delaware corporation, do hereby constitute and appoint Matthew P. Flake and David J. Mehok, and each of them, the lawful attorneys-in-fact and agents with full power of substitution, each with power to act alone, and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment has been signed below by the following persons in the capacities indicated on August 2, 2023.

Signature	Title	Date

/s/ Matthew P. Flake	Chief Executive Officer and Director	August 2, 2023
Matthew P. Flake	(Principal Executive Officer)

/s/ David J. Mehok	Chief Financial Officer	August 2, 2023
David J. Mehok	(Principal Financial and Accounting Officer)

/s/ R. H. Seale, III	Executive Chairman of the Board of Directors	August 2, 2023
R. H. Seale, III

/s/ R. Lynn Atchison	Director	August 2, 2023
R. Lynn Atchison

/s/ Jeffrey T. Diehl	Director	August 2, 2023
Jeffrey T. Diehl

/s/ Stephen C. Hooley	Director	August 2, 2023
Stephen C. Hooley

/s/ James R. Offerdahl	Director	August 2, 2023
James R. Offerdahl

/s/ Margaret L. Taylor	Director	August 2, 2023
Margaret L. Taylor

/s/ Lynn A. Tyson	Director	August 2, 2023
Lynn A. Tyson